                                                                     EXHIBIT 4.4



                                [FRONT OF NOTE]

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY ("DTC"), 55 WATER STREET, NEW YORK, NEW YORK TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY AS NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

REGISTERED NO.:                                                 PRINCIPAL AMOUNT

CUSIP NO.:

ISIN NO.:           US82567DA66

COMMON CODE.:       12512058

                         SHURGARD STORAGE CENTERS, INC.

                              7 3/4% NOTE DUE 2011

        Shurgard Storage Centers, Inc., a Delaware corporation (the "COMPANY," which term shall include any successor under the Indenture hereinafter referred
to), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon presentation, the principal sum of __________ Dollars ($) on February 22, 2011, and to pay interest thereon from February 20, 2001, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semiannually in arrears on February 22 and August 22 of each year (each, an "Interest Payment Date"), commencing August 22, 2001, at the rate of 7-3/4% per annum, until the entire principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as defined herein), be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day preceding the applicable Interest Payment Date (whether or not a Business Day, as defined below). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Payment of the principal of, and interest on, this Note will be made at the office or agency of the Trustee (as defined herein) maintained for that purpose at LaSalle Bank, N.A., Attn: Corporate Trust Operations, 135 South LaSalle Street, Suite 1811, Chicago, Illinois 60603, or elsewhere as provided in the Indenture, in United States Dollars; provided, however, that at the option of the Company payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register kept for the Notes pursuant to Section 305 of

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the Indenture or (ii) wire transfer to an account of the Person entitled thereto located inside the United States. Payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal this ___ day of _______, 2001.

                                     SHURGARD STORAGE CENTERS, INC.



                                     By:
                                          --------------------------------------
                                          Name:  Charles K. Barbo
                                          Title: President and Chief Executive
                                                 Officer



                                     By:
                                          --------------------------------------
                                          Name:  Harrell L. Beck
                                          Title: Senior Vice President, Chief
                                                 Financial Officer and Treasurer

Attest:

By:
     ---------------------------------
     Name:  Christine M. McKay
     Title: Senior Vice President, General
            Counsel and Secretary



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                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the 7 3/4% Notes due 2011 described in the within-mentioned Indenture.

                                        LaSalle Bank, N.A., as Trustee



                                        By:
                                             -----------------------------------
                                             Authorized Signatory



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

                                [REVERSE OF NOTE]

1.      GENERAL

        This Note is one of a duly authorized issue of securities of the Company issued as a series of securities under an indenture dated as of April 25, 1997, as supplemented as of July 11, 1997 (the "Indenture"), between the Company and LaSalle Bank, N.A., as trustee (the "Trustee," which term includes any successor trustee under the Indenture with respect to the Notes, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the duly authorized series designated as the "7 3/4% Notes due 2011" (the "Notes"), initially limited in aggregate principal amount to $200,000,000.00. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated.

2.      REDEMPTION

        The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a Redemption Price equal to the sum of
(i) the principal amount (or any portion thereof) of the Notes being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount (as defined below) if any, with respect to such Notes (or any portion thereof).

        If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

        Notice of any redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the Security Register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

        If less than all the Notes are to be redeemed, the Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their Redemption Date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

        As used herein, the following terms will have the meanings set forth below:

        "MAKE-WHOLE AMOUNT" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment over (ii) the aggregate principal amount of the Notes being redeemed or paid.



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        "REINVESTMENT RATE" means 0.25% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "STATISTICAL RELEASE" means the statistical release designed "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonable comparable index which shall be designated by the Company.

3.      DEFEASANCE

        The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Note.

4.      RESTRICTIVE COVENANTS

        In addition to the covenants of the Company contained in the Indenture, the Company makes the following covenants with respect to, and for the benefit of the Holders of, the Notes:

        LIMITATIONS ON INCURRENCE OF TOTAL DEBT

        The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than Intercompany Debt (as defined below), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company's Total Assets (as defined below) as of the end of the fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and
(ii) the increase in Total Assets from the end of such quarter, including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt (such increase together with the Company's Total Assets is referred to as the "Adjusted Total Assets").

        LIMITATION ON INCURRENCE OF SECURED DEBT

        The Company will not, and will not permit any Subsidiary to, incur any Secured Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company's Adjusted Total Assets.



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

        DEBT SERVICE COVERAGE

        The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service (as defined below) to Annual Debt Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than
1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company or any Subsidiary since the first day of such four-quarter period, which was outstanding at the end of the period, had been incurred at the beginning of the period and continued to be outstanding throughout the period, and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such four-quarter period, (ii) the repayment or retirement of any other Debt by the Company or any Subsidiary since the first day of the four-quarter period had been repaid or retired at the beginning of such period (except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period) and (iii) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Company or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (iii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause (iii) for a period less than such four-quarter period shall be annualized for such four-quarter period.

        MAINTENANCE OF TOTAL UNENCUMBERED ASSETS

        The Company will maintain at all times Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Company and its Subsidiaries.

        As used herein, the following terms will have the meanings set forth below:

        "ANNUAL DEBT SERVICE CHARGE" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

        "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense (as defined below), (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other noncash charges, (vi) charges resulting from a change in accounting principles and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures and (b) decreases in deferred taxes and other noncash items.

        "CONSOLIDATED INTEREST EXPENSE" for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined in accordance with GAAP.

        "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

        "DEBT" means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee that is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

        "INTERCOMPANY DEBT" means indebtedness owed by the Company or any Subsidiary solely to the Company or any Subsidiary.

        "SECURED DEBT" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

        "SENIOR EXECUTIVE GROUP" means, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Operating Officer or any Senior Vice President or Executive Vice President of the Company.

        "SUBSIDIARY" means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company and/or any other Subsidiary or Subsidiaries, and the majority of the shares of the voting capital stock or other equivalent ownership of which (except for disqualifying shares) are at the time directly or indirectly owned by the Company, any Subsidiary and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as officers of the Company, and (ii) any other entity the accounts of which are consolidated with the accounts of the Company.



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

        "TOTAL ASSETS" as of any date means the sum of (i) Undepreciated Real Estate Assets (as defined below) and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

        "TOTAL UNENCUMBERED ASSETS" means Total Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

        "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the amount of real estate assets of the Company and its Subsidiaries (original cost plus capital improvements) on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

        "UNSECURED DEBT" means Debt of the Company or any Subsidiary that is not Secured Debt.

5.      REMEDIES FOR EVENTS OF DEFAULT

        If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

        As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest on or after the respective due dates expressed herein.

6.      AMENDMENT, SUPPLEMENT AND WAIVER

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and, in certain circumstances, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

        No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7.      DENOMINATION; TRANSFER; EXCHANGE

        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment where the principal of, and interest on, this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for the Notes duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

        As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of different authorized denominations, as requested by the Holder surrendering the same.

        The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Prior to due presentment of the Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

8.      NO RECOURSE

        No recourse shall be had for the payment of the principal of or premium, if any, or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

9.      CUSIP AND ISIN NUMBERS

        Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers or ISIN numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

10.     GOVERNING LAW

        THE INDENTURE AND THE NOTES, INCLUDING THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.



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

                            [FORM OF TRANSFER NOTICE]

        FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto


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                       Insert Taxpayer Identification No.

   (Please print or typewrite name and address including zip code of assignee)


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the within security and all rights thereunder, hereby irrevocably constituting and appointing


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attorney to transfer such security on the books of the Company with full power of substitution in the premises.